HILLS BANCORPORATION
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                         Three months ended
                                                             March 31,
                                                        2000            1999
                                                      --------------------------

Weighted average number of shares
  outstanding (basic) ........................        1,495,941        1,470,322

Weighted average of potential
  dilutive shares attributable
  to stock options granted
  computed under the treasury
  stock method ...............................           12,585           24,516
                                                     ---------------------------
Weighted average number of shares
  (diluted) ..................................        1,508,526        1,494,838
                                                     ===========================


Earnings Per Share:
  Net income (in thousands) ..................       $    2,204       $    2,079
                                                     ===========================
  Earnings per common share:
    Basic ....................................       $     1.47       $     1.41
                                                     ===========================

    Diluted ..................................             1.46             1.39
                                                     ===========================